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                                  LICENSE AGREEMENT

                                       between

                                Amerigon Incorporated

                                         and

                         Navigation Technologies Corporation

      This Agreement is made and entered into between Navigation Technologies Corporation, a Delaware corporation ("NavTech"), and Amerigon Incorporated, a California corporation ("Customer"), as of this 15th day of March, 1995 ("Effective Date").

      WHEREAS, NavTech is the owner of the Navigation Database and the intellectual and proprietary rights with respect thereto;

      WHEREAS, Customer has an interest in sensor-free audio navigation systems and desires to secure a license for the use of the Navigation Database in connection with such systems; and

      WHEREAS, NavTech is willing to grant such a license on the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the foregoing recitals and the promises and covenants contained herein, the parties hereby agree as follows:

ARTICLE 1.  DEFINITIONS

1.1 "Copy" shall mean a reproduction in any form of a Database Section (or Derivative Work thereof) which has been distributed to and is usable by an End-User. In any case where more than one Database Section has been reproduced on a single physical media, each such Database Section reproduced thereon shall constitute a separate and distinct Copy, as and when each such Copy is unlocked, activated or otherwise becomes usable by the End-User (except that duplicate Database Sections with the same coverage area and release date on a single physical media shall constitute a single Copy). Copy shall not include small extracts used for instruction, promotional, or similar purposes.

1.2 "Customer" shall also include its Subsidiaries, collectively and singly, unless the context clearly requires otherwise.


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1.3   "Database Section" shall mean (i) each section of the Detailed City
      Database covering not more than one metropolitan area as specified in Exhibit E, (ii) each section of the Inter-Town Database covering not more than one state, or (iii) the Long-Haul Database.

1.4 "Derivative Work" shall mean a work of authorship fixed in a tangible medium of expression which is based upon one or more pre-existing works, such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed, or adapted, and which, if prepared without authorization of the owner of the pre-existing work, would constitute a copyright infringement.

1.5 "End-User" shall mean any person or entity to whom Customer or its authorized agent distributes a Copy for use in a Licensed Product.

1.6 "Intellectual Property Rights" shall mean patents, copyrights, trademarks, service marks, and any and all other statutory and legal rights and protections available under applicable laws for the protection of intellectual property with respect to, among other things, software, maps, and databases generally, and the Navigation Database in particular.

1.7 "Licensed Product" shall mean a sensor-free audio navigation system manufactured by or for Customer which meets all of the specifications, terms and limitations set forth in Section 4.2 of this Agreement.

1.8 "Navigation Database" shall mean all or any portion of the street characteristics and other geographic data in North America developed, under development, or to be developed by and for NavTech for use in navigation systems, and the updates, modifications, and changes thereto. The Navigation Database includes the Detailed City Database, the Inter-Town Database, and the Long-Haul Database.

      (a) "Detailed City Database" shall mean those portions of the Navigation Database which include the significant driveable roads in a covered area, including those identified by U.S. and Canadian government agencies as Interstate, Federal, U.S., Provincial, State, County, arterial, collector, and residential. The current content of the Detailed City Database is defined in Exhibit A which is attached hereto.


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      (b)   "Inter-Town Database" shall mean those portions of the Navigation
            Database which include, for both the U.S. and Canada, the center point of: (i) incorporated cities, (ii) selected unincorporated cities, and (iii) national and state/provincial parks (collectively, "Named Places"). For the U.S., roads included are the numbered Interstate, U.S., and State routes, exit and entrance ramps of limited access highways, and any other roads necessary to connect to Named Places that would otherwise be detached, as well as the intersections of the included roadways with one another. For Canada, roads included are the numbered Federal and Provincial routes, exit and entrance ramps of limited access highways, and any other roads necessary to connect to Named Places that would otherwise be detached, as well as the intersections of the included roadways with one another. In both the U.S. and Canada, ferry routes are also included if they are principal mechanisms to connect to a Named Place or part of an included roadway. The current content of the Inter-Town Database is defined in Exhibit A which is attached hereto.

      (c) "Long-Haul Database" shall mean those portions of the Navigation Database which include the main roads connecting metropolitan areas of population over 25,000 and classified as limited access, and those roads necessary to connect such metropolitan areas which are not connected by limited access roads.

1.9 "North America" shall mean the area covered by the 50 states of the United States of America and its possessions, the District of Columbia, and the area covered by the provinces and territories of the Dominion of Canada.

1.10 "R&D Period" shall mean the period between the Effective Date and December 31, 1995.

1.11 "Release Date" shall mean the date that a version of the Navigation Database is delivered to Customer in accordance with the provisions of Paragraphs 2.2(a), 2.2(d), or otherwise.

1.12 "Subsidiary" shall mean a company or organization over which a parent company or organization ("Parent") exerts direct or indirect control. Such control shall mean the ownership by the Parent, directly or indirectly, of (a) more than 50% of the stock ownership interest of such company or organization, representing the legal right to elect a majority of the company's or organization's board of directors or other managing authority, or (b), if such


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      company or organization is a non-stock  entity, including, but not limited to a partnership, joint venture, or unincorporated association, the possession of the majority ownership interest and legal right to make decisions for such company or organization.

1.13 "Support Period" shall mean the 12 month period following distribution of a Copy to an End-User, and each extension or renewal thereof, provided that NavTech has been paid all such license fees required hereunder with respect to End-User.

ARTICLE 2.  REPRESENTATIONS. WARRANTIES AND OBLIGATIONS

2.1   NAVTECH WARRANTIES.  NavTech represents and warrants as follows:

      (a) It is a corporation duly organized and existing under the laws of the State of Delaware and is in good standing under such laws. It has a wholly-owned subsidiary, Navigation Technologies U.S., Inc., which is a corporation duly organized and existing under the laws of the State of Delaware and is in good standing under such laws.

      (b) It has the requisite corporate power to enter into this Agreement and to perform under this Agreement according to its terms. All actions on its own part and on the part of its directors and stockholders necessary for the authorization, execution, delivery, and performance of this Agreement have been taken as of the Effective Date. Its execution, delivery, and performance of this Agreement will not result in any material violation of any agreement to which it is a party nor any law to which it is subject.

      (c) It has all title and ownership interests and all Intellectual Property Rights in the Navigation Database, subject to its granting licenses and similar rights. No encumbrance of any kind exists which would prevent it from granting the rights and licenses granted hereunder.

2.2 NAVTECH OBLIGATIONS. In addition to NavTech's other obligations under this Agreement:

      (a) Within 10 days after Customer's request, but no more often than once per quarter, NavTech shall deliver to Customer the then current version of the Navigation Database (or any portion thereof, at Customer's

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            option), including any updates and modifications made by or for
            NavTech since the last delivery of the Navigation Database to Customer. NavTech will provide this information in GDF 2.2 (or successor) format or in another format mutually agreed to by NavTech and Customer.

      (b) NavTech shall use commercially reasonable efforts to revise and update the Navigation Database in a timely manner. NavTech shall strive for continual improvement in the quality of the Navigation Database. The Navigation Database shall meet the Criteria for Accuracy and Completeness as defined in Exhibit B, which is attached hereto, and compliance therewith shall satisfy all of NavTech's obligations hereunder with respect to the accuracy and completeness of the Navigation Database.

      (c) The versions of the Navigation Database delivered to Customer under Paragraph 2.2(a) shall be free of material defects. In the event that Customer notifies NavTech of a material defect, NavTech shall take commercially reasonable steps to correct such defect.

      (d) In the event that Customer notifies NavTech of a problem or condition in the Navigation Database that in Customer's reasonable business judgment necessitates the reissuance of Copies of the database to End-Users, then NavTech will provide Customer with a corrected version of the Navigation Database within 20 business days of such notification. NavTech will investigate and correct, if appropriate, any other problems and conditions in the Navigation Database within 45 days of NavTech's receipt of notice thereof.

      (e) NavTech will notify Customer of any change to the content definition of the Navigation Database set forth in Exhibit A at least six months before any such change occurs.

      (f) NavTech will endeavor to make additions and enhancements to the Navigation Database including, but not limited to, the addition of phonetic street name pronunciation information and any other data mutually beneficial to Customer and NavTech, subject to Section 5.4 and Exhibit D hereof. Proposed additions or enhancements to the Navigation Database will not be considered mutually beneficial unless NavTech is permitted, in its sole discretion, to make such additions and enhancements available to third parties.


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      EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NAVTECH MAKES NO
      REPRESENTATIONS OR WARRANTY WITH RESPECT TO THE NAVIGATION DATABASE OR OTHERWISE. NAVTECH EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.3   CUSTOMER WARRANTIES.  Customer represents and warrants as follows:

      (a) Customer is a corporation duly organized and existing under the laws of California and is in good standing under such laws.

      (b) It has the requisite corporate power to enter into this Agreement and to perform under this Agreement according to its terms. All actions on its own part and on the part of its directors and stockholders necessary for the authorization, execution, delivery, and performance of this Agreement have been taken as of the Effective Date. Its execution, delivery, and performance of this Agreement will not result in any material violation of any agreement to which it is a party nor any law to which it is subject.

      (c) Customer has, and shall continue to have, the right, license and legal authority: (i) to manufacture the Licensed Product; (ii) to combine the Licensed Product with the Navigation Database; and
            (iii) to sell and distribute the Licensed Product, combined with the Navigation Database, in accordance with the terms and conditions of this Agreement.

2.4 CUSTOMER OBLIGATIONS. In addition to Customer's other obligations under this Agreement:

      (a) Customer shall be responsible for, and shall exercise any and all legally required care and diligence in connection with, the design, manufacturing, workmanship, testing, distribution, operation, and safety of any Licensed Products which incorporate or otherwise utilize the Navigation Database pursuant to the license granted to Customer hereunder.

      (b) Any Licensed Products developed by or for Customer which incorporate or otherwise utilize the Navigation Database shall be free of material defects in design, manufacturing, workmanship, or otherwise. In the event that NavTech notifies Customer of a material defect in any Licensed Product, Customer shall take commercially reasonable steps to correct such defect.


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      (c)   Customer shall not make any modifications, adaptations,
            alterations, or Derivative Works of the Navigation Database which introduce or cause errors or omissions in the Navigation Database not otherwise present.

      (d) Customer shall not combine, incorporate, utilize, or distribute Copies with or in connection with any product which, alone or in combination with such Copies, infringes any other person's or entity's Intellectual Property Rights or any other rights.

      (e) Customer shall comply with any and all United States and foreign export laws, regulations, and restrictions to the extent applicable to the Navigation Database.

ARTICLE 3.  PAYMENTS

3.1 MANNER OF PAYMENT. All payments made by Customer to NavTech hereunder shall be in U.S. currency and paid to NavTech's bank account by means of telegraphic transfer of funds.

3.2 FEES ON PAYMENTS. Customer shall pay any and all fees, currency conversion costs, withholdings, taxes, and other costs or charges on its payments and transfers to NavTech, exclusive of any income taxes on NavTech's net income.

ARTICLE 4.  LICENSES

4.1 GRANT OF LICENSE. Subject to Customer's performance of its obligations under this Agreement, NavTech hereby grants Customer a non-exclusive, non-transferable (except to a purchaser of Customer's entire navigation system business), non-sublicensable (except as set forth in Section 4.3) license under NavTech's Intellectual Property Rights for the term of this Agreement to produce, distribute, sell, or transfer Copies of the Navigation Database, solely for use in North America in Licensed Products developed by or for Customer.

4.2 LICENSED PRODUCT. In order to qualify as a Licensed Product under this Agreement, a product must satisfy all of the following specifications, terms, and limitations:

      (a) The product shall be comprised of and limited to the sensor-free audio navigation system utilizing a voice input/output interface for routing a driver from a source point to a destination point, which system is more particularly described in U.S. Patent No. 5,274,560 dated December 28, 1993, except that any such product shall not, directly or indirectly, comprise,


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            incorporate, be coupled with or connected to any device of the type
            (or which has the capabilities) described in Claim No. 12 of such Patent or described in Paragraphs 4.2(b).

      (b) The product shall not, directly or indirectly, comprise, incorporate, be coupled with or connected to any of the following:

            (i) sensors or any similar devices, including, but not limited to, distance sensors, wheel rotation sensors, drive shaft rotation sensors, velocity sensors, accelerometers, gyroscopes, odometer feeds, or any other sensors or devices which perform similar functions;

            (ii)   compasses;

            (iii) geo-location devices, including, but not limited to, GPS or satellite positioning devices, radio-based positioning devices, or any other devices which receive, process or provide positioning information, positioning guidance or other positioning instructions;

            (iv) devices or software capable of performing map matching, dead reckoning or similar functions;

            (v) visual, textual or graphic displays, interfaces or presentations, except the product may display single words or short phrases limited solely to instructions for operating, or the operational status of, the product (no navigation, route guidance, driving direction, positioning, turn, destination, map or geographic information of any kind may be visually provided); and

            (vi) any other devices, software or technologies which provide similar functionality or have similar capabilities to any of the devices, matters or other things described in the preceding sub-paragraphs of Paragraph 4.2(b).

      (c) Customer shall not, directly or indirectly, itself or through others, offer or provide to End-Users any upgrades, enhancements, parts, components, or accessories which, if incorporated, coupled with, or connected to a Licensed Product, would result in a violation of any of the provisions of Section 4.2.


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      (d)   Customer acknowledges and understands that the license granted under Section 4.1 is restricted to Licensed Products as defined in
            Section 4.2. Customer shall not produce, use, distribute, sell or transfer the Navigation Database in connection with any product, system, device, or other thing whatsoever which fails in any respect to satisfy all of the specifications, terms, and limitations of Section 4.2.

4.3 END-USER LICENSES. NavTech grants Customer the non-exclusive, non-transferable, non-sublicensable right to grant end-user licenses to its End-Users, but only as set forth in this Article. Customer shall provide each End-User with a copy of an End-User License Agreement which restricts use of Copies to Licensed Products and which contains all of the terms described in Exhibit C ("End-User Terms"). Customer shall not modify any of the End-User Terms without NavTech's prior written consent.

4.4 TERM. The term of this Agreement is the Effective Date through DECEMBER 31, 2001 and any extension thereof pursuant to Section 4.5.

4.5 TERM EXTENSION. The term of this Agreement may, upon Customer's written notice delivered to NavTech at least six months prior to the expiration of the term of this Agreement or any extension thereof, be extended for additional five year periods. NavTech may terminate this right of extension by providing at least five years advance written notice to Customer, but in no event may the effective date of any such termination be prior to December 31, 2011.

4.6 PROHIBITED USES. Customer shall not produce, distribute, sell, or otherwise transfer Copies to End-Users or anyone else, or otherwise provide End-Users or anyone else with information or services derived therefrom, except as expressly authorized under the terms of this Agreement. Without limiting the generality of the foregoing, any and all unauthorized, unlawful, or illegal uses of the Navigation Database are expressly prohibited.

4.7 USE OF TRADEMARKS. During the term of this Agreement, Customer shall have the non-exclusive, non-transferable, non-sublicensable right to use the trademarks and tradenames that NavTech may adopt from time to time ("NavTech Trademarks") in Customer's advertising, promotional and packaging materials; provided, however, that Customer must conspicuously indicate in any and all such materials that NavTech is the owner of the NavTech Trademarks and/or that the NavTech Trademarks are registered trademarks of NavTech, as the case may be. Nothing stated herein shall constitute


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      a grant or other transfer to Customer of any right, title, or interest in the NavTech Trademarks or any other Intellectual Property Rights of NavTech. Upon termination of this Agreement for any reason, Customer will immediately cease all use of NavTech Trademarks.

4.8 PROPRIETARY RIGHTS LEGENDS AND NOTICES. Customer shall conspicuously display any and all of NavTech's proprietary rights legends, copyright notices, and similar information on Copies of the Navigation Database which Customer or its authorized agent produces, sells, transfers, and/or distributes to End-Users.

4.9 DERIVATIVE WORKS. In the event that Customer develops any Derivative Works which incorporate the Navigation Database, such Derivative Works shall be subject to the terms and conditions of this Agreement (to the same extent as Copies) and Customer agrees that all Intellectual Property rights to the portions of the Navigation Database incorporated in such Derivative Works shall belong exclusively to NavTech, free of any claim or retention of rights thereto on the part of Customer.

4.10 OBLIGATIONS ON TERMINATION. Except for the limited rights set forth in this Section, upon expiration or termination of this Agreement for any reason, Customer shall cease any and all use and distribution of the Navigation Database, undistributed Copies, Derivative Works, related documentation, and all other information and materials provided by NavTech to Customer, and Customer shall return all of the foregoing items and materials to NavTech within ten days of such termination. Notwithstanding the foregoing, in the event that this Agreement expires or is terminated for reasons other than Customer's breach of its payment obligations under Article 5 or breach of Customer's obligations under Paragraphs 2.4(a) or 2.4(b), then Customer shall have the limited rights:

      (a) to continue to distribute Copies, for a period of 60 days from such expiration or termination, solely in order to fulfill signed agreements or purchase orders in existence as of the date of such expiration or termination; and

      (b) to retain a copy of the Navigation Database and related documentation, information and materials for the purpose of providing ongoing support (excluding any further distribution of Copies) and maintenance to End-Users.


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4.11  RIGHTS RESERVED.  Customer acknowledges that NavTech owns all
      Intellectual Property rights in and to the Navigation Database, and that NavTech retains all such rights under this Agreement. Nothing contained in this Agreement shall transfer, assign, or set over to Customer or anyone else any of NavTech's title and ownership rights to the Navigation Database or any of NavTech's Intellectual Property rights with respect thereto. NavTech hereby expressly reserves all rights not expressly granted in this Agreement.

ARTICLE 5.  LICENSE FEES

5.1 R&D PERIOD LICENSE FEES. During the R&D Period, Customer shall pay NavTech license fees in the amount of $250,000. Customer shall pay the foregoing amount to NavTech in four equal installments of $62,500, with the first such payment due upon execution of this Agreement; the second payment due on March 31, 1995; the third payment due on June 30, 1995, and the fourth payment due on September 30, 1995.

5.2   PER-COPY LICENSE FEES.

      After the R&D Period:

      (a) Customer shall pay NavTech per-copy license fees ("Per Copy License Fees") in the amount yielded by multiplying the number of Copies distributed by or for Customer times $4.00 per Copy. (In the event that Customer distributes multiple Copies to an End-User on a single physical media or otherwise, then each such Copy shall be considered distributed, and a separate $4.00 Per Copy License Fee shall become due and payable for each such Copy, as and when each such Copy is unlocked, activated or otherwise becomes usable by the End-User.) Customer shall pay NavTech Per Copy License Fees within 30 days after the end of the calendar month in which such Copies are distributed.

      (b) No additional license fee shall be payable by Customer for the distribution of any Copy obtained from another who is licensed by NavTech to make such Copies and who has paid or is contractually obligated to pay NavTech all required license fees under the terms of a license agreement with NavTech.

      (c) No additional license fee shall he payable by Customer for a Copy distributed to replace a damaged or otherwise physically non-working Copy, provided, however, that such Copy be (i) replaced within 30 days of the purchase by the End-User at no additional cost to End-User, (ii) replaced with a Copy that covers the


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            same portion of the Navigation Database, and (iii) has the same
            Release Date as the originally purchased Copy.

      (d) No additional license fee shall be payable by Customer for including the Inter-town Database and/or Long-Haul Database as part of a Copy which also includes the Detailed City Database, provided that Customer does not charge the End-User any fees for the Inter-town Database or Long-Haul Database subsequent to the initial distribution and activation of the Copy.

5.3 LICENSE FEE ADJUSTMENTS. During the term of this Agreement, the initial $4.00 Per Copy License Fee shall be adjusted in each calendar year to reflect the actual increase or decrease in the U.S. Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Averages for All Items, from September 1993 to the September preceding the start of each calendar year.

5.4 ADDITIONAL LICENSE FEES. Subject to further mutual agreement of the parties, Customer shall pay NavTech additional license fees for enhancements to the Navigation Database which provide additional functionality and/or reductions in work for Customer, including, but not limited to, the matters specified in Exhibit D.

5.5   MOST FAVORED PRICING.

      (a) Customer shall be entitled to the most favored prices which NavTech provides to any other licensee of the Navigation Database under an agreement executed after the Effective Date of this Agreement, for similar applications and quantities used in in-vehicle navigation systems in North America.

      (b) The determination of most favored prices shall take into account the fees for an entire agreement including, without limitation, all license fees, annual minimums, and additional charges over the entire term of an agreement (as opposed to particular fees to the exclusion of others fees, or fees for a specific period of time to the exclusion of other periods).

      (c) The determination of most favored prices shall exclude any credits, discounts, abatements, or other similar consideration extended to other NavTech licensees by reason of advance or pre-paid license payments and the like (and imputed interest thereon, provided that the interest rate shall not exceed 15% per annum).


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      (d)   Within 60 days of the execution thereof, NavTech will notify
            Customer of the license and pricing terms ("New Terms") of each license agreement it executes after the Effective Date of this Agreement with another licensee of the Navigation Database for similar applications and quantities used in in-vehicle navigation systems in North America.

      (e) In the event that Customer receives notice pursuant to Paragraph 5.5(d), Customer may elect to pay future license fees in accordance with the New Terms, such New Terms substituting in their entirety for the license and pricing terms otherwise in effect under this Agreement.

      (f) Customer's right to make such an election with respect to any particular set of New Terms shall expire if Customer does not notify NavTech of such election in writing within 60 days after NavTech provides notice to Customer of the New Terms.

      (g) The New Terms shall become effective as of the effective date of the subsequent agreement which contains the New Terms. All license fees incurred before such date shall be assessed in accordance with the Old Terms. Customer and NavTech shall make equitable adjustment with respect to any license fees already paid under the Old Terms which, based on Customer's election pursuant to Paragraph 5.5(e), become subject to the New Terms.

5.6 LICENSE FEES DURING EXTENSION PERIODS. In the event that the term of this Agreement is extended pursuant to Section 4.5 and a fee schedule for any years in the extension period is not agreed upon, license fees during any such years shall be paid in accordance with the rates, amounts, and charges prevailing under this Agreement for the last year for which license fees were agreed upon, including any and all adjustments thereto, including the continued adjustment provided in Section 5.3.

5.7 LICENSE FEE REPORTS. Within 30 days of the end of each calendar quarter, Customer shall provide NavTech with a written report setting forth the number of all Copies distributed by or for Customer during the prior quarter. Such reports shall also include the Release Date and geographic coverage of each Copy distributed.

5.8 CUSTOMER RIGHT TO INSPECT. Customer shall have the right, at its own expense, on reasonable notice and not more often than once annually, to appoint an independent auditor to


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      inspect during reasonable business hours, license agreements between
      NavTech and licensees of the Navigation Database for similar applications and quantities used in in-vehicle navigation systems in North America executed after the Effective Date. Further, such auditor shall have the right to inspect NavTech's files to the extent necessary to assure that such license fees and payments are collected according to the terms of such agreements. Such auditor shall only report back to Customer the fact, if any, that better license and pricing terms are available to a NavTech licensee under the aforesaid agreements and the details of such terms, but only if such terms were not previously disclosed to Customer pursuant to Paragraph 5.5(d). All other information of NavTech shall be kept in confidence by such auditor and not disclosed to Customer or any other party. If the audit demonstrates that NavTech has not disclosed to Customer any more favorable New Terms as required under this Agreement, then the expense of the inspection shall be borne by NavTech and Customer shall have the right for 60 days after completion of the inspection to make an election with respect to such New Terms according to the provisions of Paragraph 5.5(e).

5.9 NAVTECH RIGHT TO AUDIT. NavTech shall have the right, at its own expense, on reasonable notice and not more often than once annually, to inspect and audit during reasonable business hours Customer's records and other relevant information for the purpose of verifying the amount of license fees and other charges due. NavTech shall maintain the confidentiality of such information to the extent required under Section 7.18, and shall put the information and records inspected to no other use than the verification of license fees due. If such an audit determines that payments made during any period audited were 5% or more below the amount actually due, then the expense of the audit shall be borne by Customer. Customer shall pay Navtech any amount shown to be due by the audit within ten days of completion of the audit with interest as specified in Section 7.9 on the amount of the underpayment.

ARTICLE 6.  ADDITIONAL PROVISIONS

6.1 TECHNICAL SUPPORT. NavTech will, without further charge to Customer, provide completed portions of the Navigation Database for Customer's internal testing and experimentation, along with basic technical training and support to enable Customer to understand and use the Navigation Database. NavTech will make additional specific technical support available on a mutually convenient basis at its fully burdened cost for time and materials.


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 14

6.2   CUSTOMER SUPPORT.

      (a) NavTech will provide Customer, free of any additional charge, with reasonable assistance and support, including analysis of problems reported by End-Users through Customer and any necessary corrections thereof, during the respective Support Periods hereunder; provided, however, that NavTech shall not be responsible under this Paragraph for providing any Distribution And End-User Services as defined in Section 6.3.

      (b) Customer agrees that any and all information and documentation concerning alleged and/or actual errors, problems, complaints, and related matters concerning the Navigation Database of which Customer is or becomes aware (including, but not limited to, database modification requests, missing information requests, customer complaints, error reports, and any other similar information and documentation) shall be made fully and freely available to NavTech, without charge, for NavTech's unlimited use in its sole discretion, including, but not limited to, NavTech's incorporation of such information and documentation into the Navigation Database. Customer shall promptly notify NavTech in writing of any and all such errors, problems, complaints and related matters concerning the Navigation Database, so that NavTech may have a fair and reasonable opportunity to investigate such matters and make any appropriate revisions, updates, and corrections in accordance in Paragraphs 2.2(b), 2.2(d), and 6.2(a). Customer shall not retain, acquire or assert any right, title or interest in or to the Navigation Database based on the transfer of the foregoing information and documentation to NavTech, NavTech's use or incorporation of such information and documentation (or derivatives thereof) in the Navigation Database or otherwise.

      (c) Upon the expiration of the respective Support Periods hereunder, NavTech shall be absolved of any and all updating, support, warranty, and other obligations to Customer, including, but not limited to, those set forth in Paragraphs 2.2(b), 2.2(d), and 6.2(a), with respect to such End-Users whose Support Periods have expired.

      (d) In the event that an End-User desires to receive further updates, support, or other assistance from Customer after the expiration of a Support Period, NavTech will extend or renew the Support Period with


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 15
            respect to such End-User for an additional 12 month period, subject to Customer's payment to NavTech of additional license fees, which shall be calculated and paid in accordance with Section 5.2.

6.3   DATABASE DISTRIBUTION.

      (a) In the event that Customer produces, sells, or distributes Copies of the Navigation Database to End-Users or otherwise provides End-Users with information or services contained in or derived from the Navigation Database, Customer shall provide such End-Users with any and all legally required and otherwise necessary training, instruction, warnings, disclaimers, and safety information, including, but not limited to, the End-User Licenses required under
            Section 4.3 and any other reasonable information and materials which NavTech requests Customer to provide to End-Users.

      (b) Customer may utilize the services of Audio Navigation Systems, Inc. ("ANSI") in connection with the production and distribution of Copies for use in Licensed Products provided that ANSI first enters into a separate written agreement with NavTech which, among other things: (i) grants ANSI the right to engage in such production and distribution, and (ii) requires ANSI to comply with all of the terms, conditions, duties and obligations imposed on Customer under this Agreement with respect to production and distribution of Copies, including, but not limited to, payment obligations (the "ANSI Agreement"). In the event that ANSI and NavTech enter into the ANSI Agreement, Customer hereby agrees that Customer shall be jointly and severally responsible to NavTech for ANSI's payment obligations to NavTech. In all events, Customer shall remain directly responsible for all of Customer's duties and obligations under this Agreement regardless of whether they are performed by Customer or ANSI and regardless of any agreements, relationships or divisions of responsibilities between Customer and ANSI.

      (c) Customer and NavTech may jointly elect to have NavTech perform the following additional services which NavTech otherwise has no obligation to provide (collectively, "Distribution And End-User Services"):

            (i) Formatting the Navigation Database, any software provided by Customer to NavTech for inclusion with the formatted Navigation Database, such software to be provided at no charge to NavTech for this


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 16
                   purpose, and Customer-specific information (including, but not limited to, locations of dealerships, business directories, tourist guides, and other information); provided, however, if any of the above information is in a proprietary data format not belonging to NavTech, Customer shall supply to NavTech at no charge all software necessary to such formatting, engineered to operate in a computer environment acceptable to NavTech;

            (ii) Packaging, maintaining inventory, and distributing information and other matters directly to End-Users;

            (iii) Providing direct support during Support Periods to End-Users with respect to the Navigation Database, including analysis of any problems that would be reported directly to NavTech by End-Users and any necessary corrections, updates, modifications, and changes to portions of the Navigation Database which NavTech would provide directly to End-Users; and

            (iv) Maintaining a help desk for End-Users to reach NavTech directly for problem reporting and resolution.

      (d) In the event Customer and NavTech jointly elect to have NavTech perform any Distribution and End-User Services, Customer shall pay NavTech's fully burdened costs, calculated in accordance with generally accepted accounting principles, consistently applied, of such Distribution And End-User Services, plus a 10% service fee. NavTech shall invoice Customer monthly for Distribution Services provided pursuant to this Section 6.3. Payment shall be due within 30 days of invoice date. Customer shall have the right, at its own expense, on reasonable notice and not more than once annually, to inspect and audit NavTech's records and other relevant information for the purpose of verifying the amount of costs charged by NavTech for Distribution Services. Customer shall maintain the confidentiality of all confidential information of NavTech and shall put the information and records inspected to no other use than the verification of costs due. If such an audit determines that costs charged by NavTech during the period were 5% or more above the amount actually due, then the expense of such audit shall be borne by NavTech.




Amerigon License Agreement        -v.6.0- March 10, 1995             Page 17

      (e) In no event shall any payments for Distribution And End-User Services be credited or otherwise applied against any license fees or any other fees or charges due and owing from Customer to NavTech under this Agreement.

6.4 CUSTOMER EQUIPMENT. At NavTech's request, Customer shall provide NavTech, without charge and as soon as each is available, test and production versions of Licensed Products ("Test Systems") in each area where NavTech has a field office and in which Customer intends to offer Test Systems. NavTech will use such systems solely for purposes of testing and verifying the Navigation Database.

      NavTech and Customer will jointly determine if additional Test Systems are required by NavTech in each area. If so, Customer shall promptly deliver any such additional Test Systems without charge to NavTech.

      Customer will provide NavTech with the technical assistance necessary for NavTech to properly install, analyze, and use Test Systems.

      NavTech shall be absolved of its obligations to Customer under Paragraphs 2.2(b), 2.2(d), 6.1, and 6.2(a) in any and all areas where NavTech has a field office and in which Customer distributes Licensed Products if Customer fails to provide NavTech with Test Systems in such areas.

      All Test Systems provided to NavTech pursuant to this Section 6.4 are loaned to NavTech solely for the purpose of facilitating NavTech's support of Customer's operations. All Test Systems will remain the property of Customer and NavTech obtains no rights whatsoever in the same. NavTech may not lend, transfer, sublicense, encumber, pledge or assign Test Systems, and NavTech shall not move any of the foregoing outside the North America without the express written authorization of Customer. NavTech shall, at the written request of Customer, promptly return any and all Test Systems. NavTech shall not permit any third party to examine, access or use any of the Test Systems supplied hereunder. ALL TEST SYSTEMS ARE PROVIDED TO NAVTECH AS-IS, AND EXCEPT FOR CUSTOMER'S OBLIGATION TO PROVIDE TECHNICAL ASSISTANCE TO NAVTECH, CUSTOMER DISCLAIMS ALL WARRANTIES OF ANY KIND WITH RESPECT TO SUCH TEST SYSTEMS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 18

ARTICLE 7.  GENERAL PROVISIONS


7.1 GOVERNING LAW. This Agreement shall be construed and governed by the substantive laws of the State of Delaware without giving effect to the conflict of laws provisions.

7.2 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions hereof shall be nonetheless unaffected thereby and remain valid and enforceable as if such provision had not been set forth herein. The parties agree to substitute for such provision a valid provision which most closely approximates the intent and economic effect of such severed provision.

7.3 CONDITIONS NOT EXPLICITLY COVERED BY THIS AGREEMENT. The parties agree that conditions may occur in the development of the navigation business that may not he precisely covered in this Agreement ("Uncovered Conditions"). If an Uncovered Condition is identified, the parties will attempt in good faith to reach an equitable understanding in the spirit of the provisions of this Agreement. Uncovered Conditions may occur in the packaging of databases, software, and hardware; in the distribution approaches and sales channels used; and in other areas. None of the Uncovered Conditions constitute a condition precedent to the enforceability or effectiveness of this Agreement. In addition, nothing stated in this Section shall alter the interpretation, meaning, or legal effect of any of the other provisions of this Agreement, nor shall the existence or occurrence or any Uncovered Conditions (or the parties' failure to reach an equitable understanding with respect thereto) constitute a breach of this Agreement, a basis for the termination, cancellation, or rescission of this Agreement or otherwise excuse any party's performance hereunder.

7.4 ADVICE OF COUNSEL. The parties acknowledge that prior to executing this Agreement they have been advised by legal counsel and fully understand and agree to all of their rights and obligations under this Agreement, and that this Agreement is the result of informed negotiations between sophisticated parties. The parties further acknowledge and agree that they have not relied on any representation, inducement, or anything else in executing this Agreement that is not set forth expressly herein.

7.5 INDEPENDENT CONTRACTORS. The relationship of NavTech and Customer established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (a) give either party the power to direct and control the day-to-day activities of the


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 19
      other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with each party's business are the sole responsibility of that party. All sales and other agreements between each party and its customers are each party's exclusive responsibility and will have no effect on that party's obligations under this Agreement.

7.6 FORCE MAJEURE. Neither party shall be liable to the other for a failure to perform any of its obligations under this Agreement, except for payment obligations previously incurred, during any period in which such performance is delayed due to circumstances beyond its reasonable control, provided such party notifies the other of the delay.

7.7 HOLD HARMLESS. Each party shall indemnify and hold harmless the other party, its officers, directors, employees, agents and affiliates from and against any and all liabilities arising out of any cause or event which is attributable to the indemnifying party's failure to perform or comply with any term of this Agreement, including liabilities for personal injury or product liability, but only to the extent to which such liabilities are not covered by the damaged party's insurance. Each party agrees to cooperate fully with the other in defending against such claims.

7.8 LIMIT ON LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES FOR ANY CAUSE OF ACTION ARISING OUT OF OR IN RESPECT OF THIS AGREEMENT, REGARDLESS OF THE THEORY OF LIABILITY. THE FOREGOING LIMITATION SHALL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.9 PAYMENT DEFAULT. In the event that Customer is late or otherwise in default with respect to any payment due hereunder, Customer shall pay to NavTech interest at an annual rate of 15% (or the maximum rate permitted by law for any period in which the permitted rate is less than 15%), on the sum due from the due date of the payment until the full payment thereof.

7.10 WAIVER OF BREACH. No waiver of any kind under this Agreement will be deemed effective unless set forth in writing and signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform will be deemed to be a waiver or


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 20
      authorization of any other breach or failure to perform or of any other right arising under this agreement.

7.11 ENTIRE AGREEMENT. This Agreement together with its Exhibits constitutes the entire agreement between the parties regarding the subject matter hereof.

7.12 MODIFICATION. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

7.13 NOTICES. All notices required or permitted under this Agreement shall be delivered by hand, or sent by express mail or fax addressed as follows:

      If to NavTech:

      Navigation Technologies Corporation
      Attn:  Vice President, Administration & Finance
      740 East Arques Avenue
      Sunnyvale, California  94086-3833
      Fax: +1-408-736-3734

      If to Customer:

      Amerigon Incorporated
      Attn:  Joshua Newman
      404 East Huntington Drive
      Monrovia, California  91016-3600
      Fax: +1-818-932-1220

      or at such other address as either party shall have furnished to the other in writing. All such notices and other written communications shall be effective (1) if sent by express mail, two business days after mailing, and (2) otherwise, upon delivery.

7.14 SUCCESSORS AND ASSIGNS. The rights and obligations of each party under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other party, which consent will not be unreasonably withheld. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Notwithstanding the foregoing, each party shall have the right to assign or transfer all of its respective rights and obligations under this Agreement to any of its Subsidiaries.

7.15 DERIVED BENEFIT. Only the parties and/or their respective Subsidiaries are intended to derive any direct or indirect benefits from this Agreement. All Subsidiaries shall be


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 21
      bound by this Agreement and will respect the parties' respective rights hereunder.

7.16 TERMINATION FOR BREACH. If either party materially breaches any of the terms of this Agreement and fails to cure such a breach within 30 days after receiving written notification of such breach from the non-breaching party, the non-breaching party may terminate this Agreement upon further written notification to the breaching party and may protect its interests by any means available to it.

7.17  ARBITRATION.

      (a) If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination hereof, the parties agree to hold a meeting, attended by individuals with decision-making authority, regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.

      (b) If, within 30 days after such meeting, the parties have not succeeded in resolving the dispute, such dispute, on the written request of one party delivered to the other party, shall be submitted to and settled by final and binding arbitration, in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association and shall be arbitrated by three arbitrators. The arbitration decision, including the allocation of legal expenses and the expenses of arbitration, shall be final and binding on both parties subject to the foregoing rules. The parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction. The seat of arbitration will be Wilmington, Delaware, USA, and the official arbitration language will be English.

7.18 CONFIDENTIALITY. All technical, experimental, development, business and/or other information disclosed hereunder by either party to the other shall be considered by the informed party to be confidential. Each party agrees to take all reasonable precautions to prevent disclosure to third parties of any such information that it receives from the disclosing party, except with written consent of the disclosing party, and to return such information to the disclosing party on its request. This provision shall not apply to any information which is or becomes available to the public generally without violation of this Agreement, nor to any information that is already in the possession of the informed party as a matter of right. This provision


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

      applies for the entire term of this Agreement and for two years thereafter.

7.19 SURVIVAL OF TERMS. The rights and obligations which by their nature are intended to survive expiration or termination of this Agreement, including but not limited to the provisions of Section 4.8 (Proprietary Rights Legends And Notices), Section 4.10 (Obligations On Termination),
      Section 4.11 (Rights Reserved), Section 7.7 (Hold Harmless), Section 7.8 (Limit on Liability), Section 7.9 (Payment Default), Section 7.17 (Arbitration), and Section 7.18 (Confidentiality), shall survive the termination of this Agreement for any reason.

7.20 HEADINGS. The headings and subheadings used in this Agreement and in the exhibits hereto are only used for convenience of reference, and are not to be considered in construing this Agreement.

7.21 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date above first written.



NAVIGATION TECHNOLOGIES CORP.     AMERIGON INCORPORATED


/s/ T.A. Cerone                   /s/ Joshua M. Newman
-------------------------         -------------------------
Signature                         Signature


Thomas A. Cerone                  Joshua M. Newman
-------------------------         -------------------------
Name                                   Name


Chief Financial Officer           Vice President
-------------------------         -------------------------
Title                             Title


Amerigon License Agreement        -v.6.0- March 10, 1995             Page 23

                                      EXHIBIT A
                           DATABASE CONTENTS SPECIFICATION

I. DETAILED CITY DATABASE SPECIFICATION

    -    Road network geometry including:

         -    named roads
         -    named and addressed walkways
         -    ferry connections
         - unnamed roads leading to or within selected cartographic features

    - Street names, five digit zip codes (U.S.) or six digit postal codes (Canada), and municipality names for street segments

    - Alias/alternate street names and alternate municipality names for street segments

    -    Connectivity of street segments

    -    Block-by-block address ranges (both sides of the street)

    - Vanity address handling (e.g., IBM Plaza, Town and Country Shopping Center, United Nations Building, etc.)

    - Roadway classifications, including toll roads, freeways, expressways, major arteries, main streets, residential streets, and low-access roads (private, gated, unpaved)

    - Roadway characteristics, including one-way information, turn restrictions, dividedness, and construction status

    -    Overpasses and underpasses represented as relative vertical levels

    -    Sign text at decision points

    -    Points of Interest and Landmarks, including selected items of:

         -    ATMs
         -    Gas stations
         -    Golf Courses
         -    Hospitals
         -    Hotels, restaurants, tourist attractions


Amerigon License Agreement        -v.6.0- March 10, 1995             A-1

         -    Parks
         - Public transportation terminals, e.g., inter-city bus stations/terminals, rail stations, and airports
         -    Schools
         -    Shopping centers and malls

    - Cartographic Features including national, state, county and city boundaries, lakes, rivers, coastlines, railroads, and airports

II. INTER-TOWN DATABASE SPECIFICATION

    -    Road network geometry including:

         -    numbered routes - Interstate, Federal, State, County
         - roads that lead to named areas GREATER THAN 250,000 square meters or a population GREATER THAN 500 people
         -    ramps for limited access roads
         -    ramps between qualifying roads
         - exits, on and off for a qualifying road, that lead only to qualifying POIs. These exits only allow for a return to the same qualifying road (e.g., rest areas)
         -    ferry connections between qualifying roads

    - Administrative area information (state and county names) for each street segment

    -    Street names for street segments

    -    Alias/alternate street names for street segments

    -    Connectivity of street segments

    -    Bridges and tunnels

    - Roadway characteristics, including one-way information, turn restrictions with time validity, construction information, toll booths, and dividedness

    - Roadway classifications, including toll roads, freeways, expressways, major arteries, main streets

    -    Overpasses and underpasses represented as relative vertical levels

    -    Sign text at decision points


Amerigon License Agreement        -v.6.0- March 10, 1995             A-2

    -    Points of Interest, including selected items of:

         - Airports
         - Automobile Ferries
         - Named Places
         - Petrol stations at rest areas
         - Rest areas on limited access highways with rest rooms
         - Restaurants at rest areas

    - Cartographic Features including national, state and county boundaries, lakes, rivers, coastlines, railroads, and airports


Amerigon License Agreement        -v.6.0- March 10, 1995             A-3

                                      EXHIBIT B

                        CRITERIA FOR ACCURACY AND COMPLETENESS

I.  DETAILED CITY PORTION

A. PORTION. These criteria for accuracy and completeness shall be applied to a portion of the Navigation Database covering one or more contiguous areas, certified by NavTech as a completed Detailed City Database area ("Detailed City Portion").

B. CRITERIA FOR ACCURACY. In each Detailed City Portion, the Navigation Database will contain the following data elements, each type of which shall be at least 97% accurate:

    For each intersection of included roads ("Intersection"):

    -    Latitude and longitude of the Intersection (within 15 meters)
    -    Turn restrictions
    -    Intersection geometry
    -    Street segments connected to the Intersection

    For each street segment:

    -    Length (within 15 meters)
    -    Primary name
    -    Address range for each side of the street segment
    -    Aliases
    -    Street segment type
    -    Divider information
    -    Municipality in which the street segment is located
    -    One-way restrictions
    -    Ramp signage
    -    Construction status

C. CRITERIA FOR COMPLETENESS. For each Detailed City Portion, the Navigation Database will contain at least 97% of the valid addresses in the Detailed City Portion identified to their correct street segment.

D. VERIFICATION PROCEDURES. Customer may choose to verify the accuracy and/or completeness of any current release of a Detailed City Portion identified as being complete by NavTech. NavTech is not required to reverify a Detailed City Portion that previously passed such verification, within 24 months after the successful verification.


Amerigon License Agreement        -v.6.0- March 10, 1995             B-1

    1. ACCURACY. Customer may test the accuracy of a Detailed City Portion by choosing up to 100 Intersections in the Detailed City Portion (the actual number to be specified by Customer) randomly selected in accordance with standard statistical practice. For each Intersection, NavTech will provide a listing from the Navigation Database of the information specified in Paragraph I.B of this Exhibit for the 100 selected Intersections and for each street segment attached to the selected Intersections ("Detailed City Test Listing").

         Within 30 days after the delivery of the Detailed City Test Listing to Customer, Customer will independently verify the information provided. The Detailed City Portion will be deemed accurate if at least 97% of each type of database element listed in the Detailed City Test Listing is correct (latitude and longitude correct if within 15 meters). If upon proper delivery of a Detailed City Test Listing by NavTech, Customer does not conduct and complete the validation within the time limits prescribed herein, then the Detailed City Portion shall be deemed accurate.

    2. COMPLETENESS. Customer may test the completeness of a Detailed City Portion by providing to NavTech, in a mutually agreeable machine readable format, a list containing between 1,000 and 5,000 randomly selected routine mailable addresses within the Detailed City Portion ("Test Mailing List").

         Upon receipt of a Test Mailing List, NavTech shall use its standard software program, reasonably acceptable to Customer, to match addresses from the Test Mailing List against the content of the Detailed City Portion. The Detailed City Portion will be deemed complete if at least 97% of the addresses in the Test Mailing List are matched to the proper street segment in the Navigation Database. NavTech shall promptly provide Customer with a print-out showing the results of the test.


Amerigon License Agreement        -v.6.0- March 10, 1995             B-2

II.  INTER-TOWN DATABASES

A. PORTION. This criteria for accuracy and completeness shall be applied to a portion of the Navigation Database covering one or more contiguous areas, certified by NavTech as a complete Inter-Town Database area ("Inter-Town Portion").

B. CRITERIA FOR ACCURACY. In each Inter-Town Portion, the Navigation Database will contain the following data elements, each type of which shall be at least 97% accurate:

    For each Named Place: Name

    For each Intersection:

    -    Latitude and longitude of the Intersection (within 100 meters)
    -    Turn restrictions
    -    Road segments connected to the Intersection

    For each included road segment:

    -    Length (within 100 meters)
    -    Primary name
    -    Aliases
    -    Road type
    -    Divider information
    -    One-way restrictions
    -    Ramp exit information
    -    Construction status

C. CRITERIA FOR COMPLETENESS. For each Inter-Town Portion, the Navigation Database will contain at least 97% of the Named Places.

D. VERIFICATION PROCEDURES. Customer may choose to verify the accuracy and/or completeness of any current release of an Inter-Town Portion identified as being complete by NavTech. NavTech is not required to reverify a Inter-Town Portion that previously passed such verification, within 24 months after the successful verification.

    1. ACCURACY. Customer may test the accuracy of a Inter-Town Portion by choosing up to 100 Intersections in the Inter-Town Portion (the actual number to be specified by Customer) randomly selected in accordance with standard statistical practice. For each Intersection, NavTech will provide a listing from the Navigation Database of the information specified in Paragraph II.B of this Exhibit for the 100 selected Intersections and for road segment attached to the selected Intersections ("Inter-Town Test Listing").

Amerigon License Agreement        -v.6.0- March 10, 1995             B-3

         Within 30 days after the delivery of the Inter-Town Listing to Customer, Customer will independently verify the information provided. The Inter-Town Portion will be deemed accurate if at least 97% of each type of database element listed in the Inter-Town Listing is correct (latitude and longitude correct if within 100 meters). If upon proper delivery of a Inter-Town Listing by NavTech, Customer does not conduct and complete the validation within the time limits prescribed herein, then the Inter-Town Portion shall be deemed accurate.

    2. COMPLETENESS. Customer may test the completeness of a Inter-Town Portion by providing to NavTech, in a mutually agreeable machine readable format, a list containing between 100 and 500 randomly selected incorporated cities and national and state/provincial parks within the Inter-Town Portion ("Test Place List").

         Upon receipt of a Test Place List, NavTech shall use its standard software program, reasonably acceptable to Customer, to identify the location of the places named in the Test Place List against the content of the Inter-Town Portion. The Inter-Town Portion will be deemed complete if at least 97% of the places in the Test Place List are matched to the proper Named Place in the Navigation Database. NavTech shall promptly provide Customer with a print-out showing the results of the test.


Amerigon License Agreement        -v.6.0- March 10, 1995             B-4

                                      EXHIBIT C

                                    END-USER TERMS

Customer (for purposes of End-User License Agreements "Licensor") shall include the following terms in its End-User license agreements:

1. LICENSE GRANT. Copies of the NavTech Database and related documentation shall be licensed to End-Users under a non-exclusive, nontransferable license which restricts the use of such copies and documentation to Licensed Products. The license granted to End-Users shall not include the right to grant sublicenses.

2. FURTHER LIMITATIONS ON USE. End-Users shall be licensed to use copies of the NavTech Database only for internal purposes, and not for service bureau, time-sharing or other similar purposes. End-Users shall agree not to, and not to permit others to, modify, decompile, disassemble, or reverse engineer any portion of the NavTech Database. End-Users will be allowed to make one copy of the NavTech Database for archival or backup purposes only. End-Users shall agree that all copies of the NavTech Database must display the copyright notice and information relating to proprietary rights as they appear on the NavTech Database, including, without limitation, any "limited rights" legend. End-Users shall agree not to copy the documentation provided with the NavTech Database.

3. OWNERSHIP. End-Users shall be informed that the NavTech Database and related documentation and the copyrights and other proprietary rights therein are owned by Navigation Technologies Corporation and that Licensor has obtained the right to license End-Users to use such components on the terms and conditions contained in the End-User License Agreement. All rights not expressly granted in the End-User License Agreement shall be expressly retained by and for Navigation Technologies Corporation.

4. GOVERNMENT END-USERS. If the NavTech Database is being acquired by or on behalf of the United States government or any other entity seeking or applying rights similar to those customarily claimed by the United States government, the End-User License Agreement shall provide that the NavTech Database and related documentation are licensed with "limited rights." Utilization of the NavTech Database shall be subject to the restrictions specified in the "Rights in Technical Data and Computer Software" clause at DFARS 252.227-7013, or the equivalent clause for non-defense agencies. Manufacturers are Navigation Technologies Corporation, 740 East Arques Avenue, Sunnyvale, California 94086-3833, USA and [FILL IN LICENSOR'S NAME AND ADDRESS.]



Amerigon License Agreement        -v.6.0- March 10, 1995             C-1

5. INDEMNITY. End-Users shall agree to indemnify, defend and hold NavTech, including its licensors, assignees, subsidiaries and affiliated companies, officers, directors, employees, shareholders, agents and representatives of each of them, free and harmless from and against any loss, injury, demand, cost, expense, or claim of any kind or character, including but not limited to attorney's fees, arising out of (a) any use of the NavTech Database, or (b) any breach of any warranties or representations made by End-User in the End-User License Agreement or of End-User's obligations under the End-User License Agreement.

6. LIMITED WARRANTY. End-Users shall be informed that the only warranty made by NavTech with respect to the NavTech Database is that for a period of time of 12 months after each End-User's purchase of its Copy of the NavTech Database, it will conform substantially to NavTech's Criteria for Accuracy and Completeness existing as of the date of the End-User's purchase. End-Users shall be informed that their sole remedy if the NavTech Database does not perform as described is that NavTech [or Licensor] will use all reasonable efforts to repair or replace the nonconforming units of the NavTech Database or, in NavTech's discretion, will refund the license fees paid by the End-Users for the nonconforming units of the NavTech Database. End-Users shall be advised that, except as expressly provided in the limited warranty described in this Paragraph: neither NavTech nor Licensor warrants or makes any representations regarding the use or results of the use of the NavTech Database or related documentation in terms of its correctness, accuracy, reliability, or otherwise; no oral or written information or advice given by Licensor or any other person shall create a warranty or in any way increase the scope of the warranty described above, and NavTech does not warrant the NavTech Database to be error free.

7. END-USER SIGNATURE. [NOTE: THIS PARAGRAPH SHALL APPLY ONLY WITH RESPECT TO THE SIMULTANEOUS DISTRIBUTION OF COPIES OF THE NAVTECH DATABASE WITH LICENSED PRODUCTS.] End-Users shall be informed that the limited warranty set forth in Paragraph 6 shall become effective only upon Licensor's or its authorized agent's receipt of a warranty registration card which must be fully completed and signed by each End-User. End-Users shall also be informed that, by signing and returning the warranty registration card, End-Users thereby acknowledge that they have read and understand the End-User License Agreement and intend to be legally bound by it.

8. DISCLAIMER OF WARRANTY. End-Users shall be informed that except as expressly provided in the limited warranty described in Paragraph 6, NEITHER NAVTECH NOR LICENSOR MAKES ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY ITEM OR SERVICE TO BE PROVIDED TO END-USER. WITHOUT LIMITING THE FOREGOING, NAVTECH EXPRESSLY DISCLAIMS ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. The foregoing disclaimer shall appear in all uppercase


Amerigon License Agreement        -v.6.0- March 10, 1995             C-2
letters, in bold-type face, or shall otherwise be conspicuously set off from the surrounding text ("Conspicuous Type"). The End-User Agreement shall also contain, in Conspicuous Type, the following notice: SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.

9. LIMITATION OF LIABILITY. End-Users shall acknowledge and agree that the fees charged for the NavTech Database do not include any consideration for assumption of the risk of consequential or incidental damages or unlimited direct damages which may arise in connection with End-Users' use of the NavTech Database. Accordingly, End-Users shall agree that neither NavTech nor Licensor shall he responsible for any loss of profit or indirect, incidental, special, or consequential damages, including, without limitation, loss of revenue, data, or use, incurred by End-Users or any third party arising out of the licensing or use of the NavTech Database, whether in an action in contract or tort or based on a warranty, even if NavTech or Licensor has been advised of the possibility of such damages.

End-Users shall agree that NavTech's and Licensor's maximum liability to an End-User with respect to all claims arising out of the End-User Agreement or the use of the NavTech Database shall be limited to the license fee paid by the End-User for the NavTech Database, depreciated on a straight line basis over a specific period.

10.  WARNING.  End-Users shall be warned that:

    A. Copies of the NavTech Database reflect conditions as they existed at various points in time before end users' purchase of copies of the NavTech Database. Accordingly, copies of the NavTech Database may contain inaccurate or incomplete data or information due to the passage of time, road construction, changing conditions, and otherwise.

    B. Copies of the NavTech Database are comprised of compilations of data and information from government and other sources which may contain errors and omissions. Accordingly, copies of the NavTech Database may contain inaccurate or incomplete data and information due to the nature and processing of such sources.

    C. Copies of the NavTech Database do not include, analyze, process, consider or reflect any of the following categories of information, I.E., neighborhood quality or safety; population density; availability or proximity of law enforcement, emergency, rescue, medical, or other assistance; construction work, zones, or hazards; road and lane closures; legal restrictions (such as vehicular type, weight, load, height and speed restrictions); road slope or grade; bridge height, width, weight or other limits; road, traffic or traffic facilities safety or conditions; weather conditions; pavement characteristics or conditions; special events; traffic congestion; or travel time.


Amerigon License Agreement        -v.6.0- March 10, 1995             C-3

11. DEFAULT AND TERMINATION. The End-User License Agreement shall be terminable by Licensor or NavTech upon ten (10) days written notice to End-User for any material failure to comply with any provisions of the End-User License Agreement; provided, however, that Licensor or NavTech may terminate such Agreement upon forty-eight (48) hours written notice if End-User fails in any respect to comply with the requirements described in Paragraphs 1, 2, or 3 above. Upon termination of the End-User Agreement, the license granted under it shall cease and End-User shall immediately return the NavTech Database (including all copies) and related documentation to Licensor.

12. EQUITABLE REMEDIES. End-Users shall agree that because of the unique nature of the NavTech Database and the proprietary rights of NavTech therein, breach of the End-User License Agreement by End-Users would irreparably harm NavTech, and monetary damages would be inadequate compensation. End-Users shall further agree that NavTech shall be entitled to preliminary and permanent injunctive relief to enforce the provisions of the End-User License Agreement.

13. TRANSFER. End-Users shall agree that neither copies of the NavTech Database nor their rights under the End-User License Agreement may be transferred to third parties, unless the transferee is bound by all of the provisions of the End-User License Agreement.

14. THIRD PARTY BENEFICIARY. NavTech shall be expressly named as a third party beneficiary of the End-User License Agreement entitled to the same rights and protections as Licensor, and entitled to enforce the End-User License Agreement directly against End-Users.

15. SURVIVAL AFTER TERMINATION. The End-User License Agreement shall provide that at least the provisions dealing with indemnification by End-Users, limitation of liability, return of all copies of the NavTech Database after termination of the license and NavTech's third party beneficiary status shall survive termination of the End-User License Agreement.

16. GOVERNING LAW. This Agreement shall be construed and governed by the substantive laws of Delaware without giving effect to the conflict of laws provisions.


Amerigon License Agreement        -v.6.0- March 10, 1995             C-4

                          SAMPLE END-USER LICENSE AGREEMENT

IMPORTANT--PLEASE READ THIS END-USER LICENSE AGREEMENT CAREFULLY BEFORE USING THE NAVTECH DATABASE. THIS AGREEMENT CONTAINS IMPORTANT WARRANTY AND OTHER INFORMATION.

    This is a legal agreement between you, the end user, and Amerigon, Incorporated ("Licensor"), the terms and conditions of which are set forth below. By using your copy of the NavTech Database, you agree to the terms and conditions of this License Agreement, so you should read the following terms and conditions carefully BEFORE you use your copy of the NavTech Database. [If the NavTech Database is being distributed simultaneously with a Licensed Product, also include the following sentence: You also must sign and return the accompanying warranty registration card to Licensor in order to activate your warranty rights and to further acknowledge your acceptance of the License Agreement.] If you do not agree with the terms and conditions of this License Agreement, do not use your copy of the NavTech Database, but rather return it, along with all other accompanying items, to your supplier for a refund.

1. LICENSE GRANT. Licensor grants you a non-exclusive, nontransferable license to use your copy of the NavTech Database and related documentation for your personal use or, if the end user is a business, for use only in your business' internal operations, solely as a component part of your Amerigon AudioNav System. This license does not include the right to grant sublicenses.

2. FURTHER LIMITATIONS ON USE. You are permitted to use your copy of the NavTech Database only for your own internal purposes, and not for service bureau, time-sharing or other similar purposes. You shall not modify, decompile, disassemble, or reverse engineer any portion of the NavTech Database. You may make one copy of the NavTech Database for archival or backup purposes only. Any such copy of the NavTech Database must display the copyright notice and information relating to proprietary rights as they appear on your original copy of the NavTech Database, including, without limitation, any "limited rights" legend. You shall not copy the documentation provided with the NavTech Database.

3.   OWNERSHIP.   You acknowledge that the NavTech Database, related
documentation and the copyrights and other proprietary rights therein are owned by Navigation Technologies Corporation ("NavTech") and that Licensor has obtained the right to grant you a license to use such components on the terms and conditions contained in this End-User License Agreement. All rights not expressly granted in this End-User License Agreement are expressly retained by and for NavTech.


Amerigon License Agreement        -v.6.0- March 10, 1995             C-5

4. GOVERNMENT END-USERS. If the NavTech Database is being acquired by or on behalf of the United States government or any other entity seeking or applying rights similar to those customarily claimed by the United States government, the NavTech Database and related documentation are licensed with "limited rights." Utilization of the NavTech Database is subject to the restrictions specified in the "Rights in Technical Data and Computer Software" clause at DFARS 252.227-7013, or the equivalent clause for non-defense agencies. Manufacturers are Navigation Technologies Corporation, 740 East Arques Avenue, Sunnyvale, California 94086-3833, USA and [FILL IN LICENSOR'S NAME AND ADDRESS.]

5. INDEMNITY. You agree to indemnify, defend and hold NavTech, including its licensors, assignees, subsidiaries, affiliated companies, and the respective officers, directors, employees, shareholders, agents and representatives of each of them, free and harmless from and against any liability, loss, injury, demand, cost, expense, or claim of any kind or character, including but not limited to attorney's fees, arising out of (a) any use of the NavTech Database, or (b) any breach of any warranties or representations made by you in this End-User License Agreement or of your obligations under this End-User License Agreement.

6. LIMITED WARRANTY. NavTech warrants that, for a period of time of 12 months after your purchase of your copy of the NavTech Database, it will conform substantially to NavTech's Criteria for Accuracy and Completeness existing as of the date you purchased your copy of the NavTech Database. Your sole remedy if the NavTech Database does not perform in accordance with this limited warranty is that NavTech will use all reasonable efforts to repair or replace your nonconforming copy of the NavTech Database or, in NavTech's discretion, NavTech will refund the license fees paid by or for you for your nonconforming copy of the NavTech Database. Except as expressly provided in this section, neither NavTech nor Licensor warrants or makes any representations regarding the use or results of the use of the NavTech Database or related documentation in terms of its correctness, accuracy, reliability, or otherwise. NavTech does not warrant that the NavTech Database is or will be error free. No oral or written information or advice provided by Licensor or any other person shall create a warranty or in any way increase the scope of the limited warranty described above.

7. END-USER SIGNATURE. [NOTE: INCLUDE THIS SECTION ONLY IF THE NAVTECH DATABASE IS BEING DISTRIBUTED SIMULTANEOUSLY WITH A LICENSED PRODUCT.] The limited warranty set forth in Section 6 shall become effective only upon Licensor's receipt of the attached warranty registration card which must be fully completed and signed by you. By signing and returning the warranty registration card to Licensor, you acknowledge that you have read and understand this End-User License Agreement and that you


Amerigon License Agreement        -v.6.0- March 10, 1995             C-6
intend to be legally bound by all of the terms and conditions of this End-User License Agreement.

8. DISCLAIMER OF WARRANTY. Except as expressly provided in the limited warranty set forth in Section 6, NEITHER NAVTECH NOR LICENSOR MAKES ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY ITEM OR SERVICE TO BE PROVIDED TO YOU. WITHOUT LIMITING THE FOREGOING, NAVTECH EXPRESSLY DISCLAIMS ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, S0 THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.

9. LIMITATION OF LIABILITY. The fees charged for your copy of the NavTech Database do not include any consideration for assumption of the risk of consequential or incidental damages or unlimited direct damages which may arise in connection with your use of the NavTech Database. Accordingly, NEITHER NAVTECH NOR LICENSOR SHALL BE RESPONSIBLE FOR ANY LOSS OF PROFIT OR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE, DATA, OR USE, INCURRED BY YOU OR ANY THIRD PARTY ARISING OUT OF YOUR USE OF THE NAVTECH DATABASE, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF NAVTECH OR LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NavTech's and Licensor's maximum liability to you with respect to all claims arising out of this End-User Agreement or your use of the NavTech Database shall be limited to the license fee paid by you for your copy of the NavTech Database, depreciated on a straight line basis over a specific period.

10.  WARNINGS.

    A. Copies of the NavTech Database reflect conditions as they existed at various points in time before end users' purchase of copies of the NavTech Database. Accordingly, copies of the NavTech Database may contain inaccurate or incomplete data or information due to the passage of time, road construction, changing conditions, and otherwise.

    B. Copies of the NavTech Database are comprised of compilations of data and information from government and other sources which may contain errors and omissions. Accordingly, copies of the NavTech Database may contain inaccurate or incomplete data and information due to the nature and processing of such sources.

    C. Copies of the NavTech Database do not include, analyze, process, consider or reflect any of the following categories of information, I.E., neighborhood quality or safety; population density; availability or proximity of law enforcement, emergency, rescue, medical, or other assistance; construction work, zones, or hazards; road and lane closures; legal restrictions (such as


Amerigon License Agreement        -v.6.0- March 10, 1995             C-7
vehicular type, weight, load, height and speed restrictions); road slope or grade; bridge height, width, weight or other limits; road, traffic or traffic facilities safety or conditions; weather conditions; pavement characteristics or conditions; special events; traffic congestion; or travel time.

11. DEFAULT AND TERMINATION. This End-User License Agreement is terminable by Licensor or NavTech upon ten (10) days written notice to you for any material failure to comply with any provisions of this End-User License Agreement; provided, however, that Licensor or NavTech may terminate such Agreement upon forty-eight (48) hours written notice if you fail in any respect to comply with the requirements described in Sections 1, 2, or 3 above. Upon termination of this End-User License Agreement, the license granted under it shall cease and you shall immediately return your copies of the NavTech Database and related documentation to Licensor or NavTech.

12. EQUITABLE REMEDIES. You acknowledge that because of the unique nature of the NavTech Database and the proprietary rights of NavTech therein, breach of this End-User License Agreement by you would irreparably harm NavTech, and monetary damages would be inadequate compensation. You agree that NavTech shall be entitled to preliminary and permanent injunctive relief to enforce the provisions of this End-User License Agreement.

13. TRANSFER. You agree that neither your copies of the NavTech Database nor your rights under this End-User License Agreement may be transferred to third parties, unless the transferee is bound by all of the provisions of this End-User License Agreement.

14. THIRD PARTY BENEFICIARY. NavTech is hereby expressly named as a third party beneficiary of this End-User License Agreement. Accordingly, you agree that NavTech is entitled to the same rights and protections under this End-User License Agreement as Licensor, and NavTech is entitled to enforce this End-User License Agreement directly against you.

15. SURVIVAL AFTER TERMINATION. The provisions of this End-User License Agreement contained in Section 5 (Indemnity), Section 9 (Limitation of Liability), Section 11 (regarding Return of All Copies of the NavTech Database After Termination), and Section 14 (NavTech's Third Party Beneficiary Status) shall survive termination of this End-User License Agreement.

16. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its conflict of laws provisions.


Amerigon License Agreement        -v.6.0- March 10, 1995             C-8

                                      EXHIBIT D

                      OPPORTUNITIES FOR ADDITIONAL LICENSE FEES

Subject to further discussion and mutual agreement, Customer will pay additional license fees to NavTech for enhancements to the Navigation Database which add functionality and/or reduce the work required to be performed by Customer with respect to the Navigation Database. Potential items for Customer and NavTech to discuss in this regard include the following:

ADDITIONAL FUNCTIONALITY:

    -    Predicted road speed by time of day and day of week

    -    Locations of traffic lights or stop signs

    - Yellow pages data including complete business listings with comprehensive data such as phone number, short descriptions of offerings, business type classifications, restaurant reviews and the like

    - Ranking of priorities of multiple location occurrences (e.g., if there are 10 addresses called "100 Main" street in a database, which locations are most likely to be used versus least likely

REDUCTIONS IN WORK:

    - Identifying Road "Pathologies" (i.e., intersection configurations that cause routing ambiguity)

    -    Phonetic street pronunciation

    - Simplified egress and ingress instruction set for major landmarks (e.g., airports, Disneyland, etc.)

    -    Recorded street names

    -    Field testing of AudioNav units in a particular metro area

    - Map editing, including off-ramp signage, quality checking and uniform naming of points of interest

    - Identification of "Preferred" names for roadways and points of interest


Amerigon License Agreement        -v.6.0- March 10, 1995             D-1

                                      EXHIBIT E

                         SPECIFICATION OF METROPOLITAN AREAS

A "Metropolitan Area" shall mean and include NavTech's Detailed City Database coverage for each of the following cities and their respective metropolitan areas:

Albuquerque, NM                   Oklahoma City, OK
Atlanta, GA                       Omaha/Lincoln, NE
Austin/San Antonio, TX            Orlando, FL
Baltimore, MD                     Philadelphia, PA
Boston, MA                        Phoenix, AZ
Buffalo/Niagara Falls, NY         Pittsburgh, PA
Central Valley Area, CA           Portland, OR
Charlotte, NC                     Raleigh/Durham, NC
Chicago, IL                       Richmond, VA
Cincinnati/Dayton, OH             Sacramento, CA
Cleveland, OH                     Salt Lake City, UT
Columbus, OH                      San Diego,CA
Dallas/Ft. Worth, TX              San Francisco Bay Area, CA
Daytona Beach, FL                 Santa Barbara, CA
Denver/Boulder, CO                Seattle, WA
Detroit, MI                       St. Louis, MO
Flint, MI                         Toledo, OH
Grand Rapids, MI                  Toronto, Canada
Greensboro/Winston/Salem, NC      Tulsa, OK
Hartford, CT/Springfield, MA      Washington, D.C.
Houston, TX
Indianapolis/Kokomo, IN
Jacksonville, FL
Kansas City, MO
Lansing, MI
Las Vegas, NV
Los Angeles, CA
Memphis, TN
Miami/Ft. Lauderdale/West Palm
Beach, FL
Milwaukee, WI
Minneapolis/St. Paul, MN
Nashville, TN
New Jersey (northern)
New Orleans, LA
New York, NY

Amerigon License Agreement        -v.6.0- March 10, 1995             E-1